Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-276736 on Form S-3, Registration Statement No. 333-215288 on Post-effective Amendment No. 2 to Form S-1 on Form S-3, and Registration Statement Nos. 333-291177, 333-281268, 333-232025 and 333-219687 on Form S-8 of our reports dated February 26, 2026, relating to the financial statements and financial statement schedule of Vistra Corp. and subsidiaries and the effectiveness of Vistra Corp. and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K of Vistra Corp. for the year ended December 31, 2025.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
February 26, 2026